Exhibit 14

CODE OF ETHICS

The Board of Directors of Ready Credit Corporation (“Ready Credit” or the “Company”) has adopted this Code of Ethics effective February 28, 2006, to govern the conduct of the officers, directors and employees of Ready Credit. The Audit Committee of Ready Credit is granted the authority to administer and interpret this Code of Ethics, including, where appropriate, the authority to grant waivers of any conflict of interest. Ready Credit reserves the right to change, amend or supplement any provisions of this Code of Ethics at any time.

Section 1

ACTUAL OR APPARENT CONFLICTS OF INTEREST

The following is applicable to all officers, directors and employees (each of which is referred to as “you”) of the Company:

1.1
You will act with honesty and integrity in connection with your duties with the Company, when dealing or communicating with: (i) each other officer, director or employee of the Company; (ii) the vendors, customers and prospective customers of the Company; (iii) governmental officials; and (iv) all other persons with whom the Company has a business relationship.

1.2	You will comply with all local, municipal, state and federal laws and regulations that may be applicable to the business of the Company.

1.3
Except with the explicit written consent of the Audit Committee, you will refrain from engaging in any activity which is or would appear to be inconsistent with the best interests of the Company, including but not limited to the following:

•	Owning a substantial interest in any business which competes with the Company or does business with the Company;
•	Providing services as a director, manager, consultant, employee or independent contractor to an entity or person that competes or does business with the Company;
•
Engaging in any outside employment which conflicts with an essential business-related interest of the Company, or, solely in the case of employees, engaging in any outside employment which will require, or can be reasonably expected to require, significant time, attention or energy;

•
Accepting gifts (other than gifts of nominal value), favors, compensation, loans, excessive entertainment or other similar benefits from any entity or person that does business, seeks to do business, or competes with the Company;

•
Representing the Company in any transaction with a person or entity in which you have, or any member of your immediate family has, a direct or indirect personal interest or may derive a financial benefit;

•	Taking advantage of any business opportunity which is in the same or a similar business in which the Company is or plans to be engaged, or which would otherwise rightfully belong to the Company; and
•
Using or revealing (without proper authorization) any confidential financial or other confidential information concerning the Company’s plans, decisions or activities, including information which is not available to the general public and which could be considered of some importance in a decision whether to buy or sell the Company’s securities.

Section 2

INTERNAL REPORTING AND CONTROLS

The following is applicable to the chief executive officers and the chief financial officers of Ready Credit, and the principal accounting officers and controllers of Ready Credit, and all other persons that may engaged in similar functions on behalf of the Company as directed from time to time by the Board of Directors of Ready Credit (each of which is referred to as “you”):

2.1
You shall be responsible to ensure the full, fair, accurate, clear and timely disclosure of information required in all reports or documents filed with the United States Securities and Exchange Commission and other public communications.

2.2
You shall be responsible to ensure that the Company’s financial books and records are properly maintained, and accurately and fully record all financial transactions, assets and liabilities of the Company.

2.3
You shall promptly notify the Chairman of the Audit Committee of Ready Credit of any information you may have which is evidence of any material deficiency in the design or operation of the Company’s internal financial controls, or any accounting or auditing practice, process, or treatment engaged in by any of the Company’s officers, directors, employees or auditors, which you believe could materially affect the Company’s ability to accurately record, process, summarize or report on financial information.

Section 3

OBLIGATIONS IN CASE OF VIOLATIONS OF CODE OF ETHICS

The following is applicable to all officers, directors and employees (each of whom is referred to as “you”) of the Company:

You shall promptly bring to the attention of the Chairman of the Audit Committee of Ready Credit any information which you may have that would evidence a violation of this Code of Ethics, regardless of your assessment of the materiality of such violation. If the Chairman of the Audit Committee is the subject of any alleged violation of this Code, then such information shall be brought to the attention of any other member of the Audit Committee. Your submission of information may be anonymous, or you may request confidentiality. If you request confidentiality, the Audit Committee will take such request with serious consideration, but may not honor that request if it believes such request is not in the best interests of the Company.

Section 4

PROCESSING COMPLAINTS AND WHISTLEBLOWER PROTECTION

It is important to remember that the same approach will not work for the processing of all complaints and the undertaking of all investigations necessary to reasonably ascertain important facts surrounding an alleged violation; the Company must retain the flexibility needed to approach new questions and problems. Subject to the foregoing, the following summary relates to the Audit Committee’s general process and authority in handling, and disciplinary actions upon confirming, alleged violations of this Code of Ethics:

4.1
Any officer or employee of the Company who is found by the Audit Committee to have violated any provision of this Code of Ethics shall be subject to disciplinary action, including but not limited to termination of employment, suspension without pay, demotion or re-assignment of employment, or censure.

4.2
Any director of the Company who is found by the Audit Committee to have violated any provision of this Code of Ethics will be subject to disciplinary action, including but not limited to public censure, exclusion as a candidate for re-election as a member of the Board of Directors, or termination as a member of the Board of Directors.

4.3
Any person subject to this Code of Ethics who is found by the Audit Committee to have violated any law or regulation for which there is a civil or criminal penalty will be swiftly reported to the proper governmental authority.

4.4
No adverse action will be taken against any officer, director or employee who reports to the Audit Committee any violation of this Code of Ethics by any person subject thereto, solely by reason of such reporting.

4.5	Any member of the Audit Committee who is the subject of any reported violation of this Code of Ethics shall recuse himself or herself from all discussions and deliberations relating to such matter.

4.6
The Audit Committee shall promptly investigate and take such action as it deems appropriate with respect to each reported violation of this Code of Ethics, with the objectives of: deterring any violations of this Code of Ethics; promoting honesty and accountability to the Company among the officers, directors and employees of the Company; protecting the assets and business of the Company from any losses or damages; ensuring the generation and public dissemination of clear and accurate information regarding the Company’s operations; preventing any violation of law or regulation applicable to the Company or its operations; and establishing an image of good governance. With respect to disciplinary action, the Audit Committee shall in any event discipline violators of this Code of Ethics in a manner calculated to prevent future violations hereof.

4.7
Any waiver of this Code of Ethics for executive officers and directors of the Company may be made only by the Board of Directors or the Audit Committee, and will be promptly disclosed as required by law or applicable stock exchange or listing regulations.

4.8
The Audit Committee will have the power and authority to create reasonable policies regarding the keeping of records relating to violations, alleged violations and investigations of alleged violations of this Code of Ethics.